Capital Transfer Agreement

Party A: Sino-Euro United Investment Co., Ltd.
Legal Representative: Geng Zhiyuan

Party B: Beijing China Media Advertisement Co., Ltd.
Legal Representative: Xu Wen

Party C: Beijing Zhonghai Rongtong Culture Broadcasting Co., Ltd.
Legal Representative: Zhou Jung

The series “Chi Dan Zhong Xin” is a cooperative investment project of party A and B under the agreement signed on January 14, 2009.  Under the agreement, Party A is responsible for developing the playwright, shooting, marketing and distribution, and Party B is to invest RMB 16,000,000 for this project.  Party B is willing to transfer the investment and related legal right and interest in the project to Party C and Party C would like to accept the transfer without any objection from party A.  Now Parties A, B and C agree to the following:

1.	Transfer Price, Payment Method and Timeline
a.	Party B shall transfer all the investment in “Chi Dan Zhong Xin” to Party C at the price of RMB 16,800,000
b.
Party C shall begin transfer of payment within 5th days of the effectiveness of the agreement.  Payments shall be made for a period of 4 quarters: pay 20% of the total payment in each of 1st and 2nd quarters and pay 30% of the total payment in each of 3rd and 4th quarters.  All payments shall be paid by December 31, 2010.

2.
Party B shall guarantee that he has complete ownership and disposal right of the investment and that the investment is not encumbered in any manner.  Otherwise, Party B should bear the related economic and legal consequences.

3.	Effectiveness of Transfer
Immediately after the transfer date agreed hereto, Party C shall have all the legal ownership and rights and interests of the investment, as well as the related responsibilities.

Violation of the Agreement

1.	Each party shall abide by the agreement once the agreement becomes effective.
2.
If Party C fails to pay on time, Party C shall be charged a daily penalty of 0.03% of the remaining payment. In case of the breach of agreement by Party C that causes damage to Party B and the penalty paid by party C is less than the actual loss, party C shall pay additional compensation to Party B cover Party B’s loss.

4.	The parties may amend or cancel the agreement through consent by all three parties.

5.	Dispute Resolution
In the event of disputes, the parties shall resolve through friendly consultation, and if unsuccessful, then resort to the Beijing Arbitration Commission for resolution.

6.	Effective of the Agreement
The Agreement is effective immediately after the signing of all the parties.

7.	The agreement is in three copies and each party has one copy.

Party A
/s/ Geng Zhiyuan
Sino-Euro United Investment Co., Ltd.
March 26, 2009

Party B
/s/ Xu Wen
Beijing China Media Advertisement Co., Ltd.

Party C
/s/ Zhou Jung
Beijing Zhonghai Rongtong Culture Broadcasting Co., Ltd.